Exhibit 4.64

English Translation

Employment Contract

Party A: ELONG, INC.

Party B: Hao Jiang

Date of signing: July 7, 2015

Party A:

Name: ELONG, INC.

Legal representative: Guangfu Cui

Party B:

Name: Hao Jiang

Gender: Male

Address:

ID card No.:

educational attainment: Bachelor

Date of birth:

Postcode:_______________

Tel:

Registered permanent residence: Shanghai

Whereas,

1. Party A has informed Party B of according to the facts, and Party B has acknowledged, his work content, work conditions, workplace, occupational hazards, safety production conditions, compensation, Employee Manual, relevant rules with Party A as well as other information required by Party B;

2. Party B hopes to establish the employment relationship with Party A; in accordance with applicable laws and regulations, through unanimous equal consultation, Party A and Party B are willing to enter into this contract.

Article 1 Term of Employment Contract

(i) This is a contract of fixed term (please select and fill: fixed term, flexible term or taking the completion of a specific amount of work as a term), and the specific effective period is determined as follows:

1. fixed term: The effective term is three years, commencing from July 08, 2015 (commencement date) and expiring on July 07, 2018 (expiry date); the probation period is / months (three/six months), commencing from the commencement date and expiring on / .

2. flexible term: The effective period commences from / (commencement date).

3. taking the completion of a specific amount of work as a term:

Work commencement criteria: / ;

Work completion criteria: / .

(ii) Both parties understand and agree that the “probation period” in the above (i) item 1 is a period when Party A evaluates whether Party B is competent for/conforms to the job duties agreed by both parties; the following circumstances are considered as nonconformity to the employment conditions, and Party A shall be entitled to terminate this contract in the probation period:

1. Party B has the circumstances not conforming to the employment conditions in Appendix 1 (if any);

2. Party B is evaluated as nonconforming in Party A’s internal probation period Evaluation Form (See Appendix 2 for its form, to be evaluated by an employee’s immediate superior);

3. Within 30 days after the commencement date specified in Article 1 Section (i), Party B fails to submit all necessary documents for transferring the social insurance/personnel file relationship, rendering that Party A couldn’t pay the social insurance for Party B.

Article 2 Work Content and Workplace

(i) Party B’s department is CEO Office; the class is 1..

(ii) Party B agrees to work in Beijing (place), and the job title is CEO.

(iii) Party B’s specific work content, job requirement and evaluation criteria shall be subject to the job descriptions formulated by Party A or corresponding policies of Party A (For details, see Appendix 1).

(iv) Party B agrees that: Party A has the right to make temporary or permanent adjustments of Party B’s job duties and compensation in case of the following circumstances (including but not limited to Party B’s class, work position, work content, reporting relations, workplace):

1. Party B is incompetent for his job: “Being incompetent for his job” means that: (i) he couldn’t perform his duties associated with his position in strict accordance with the instructions of company management and/or the duties specified in this contract, other agreements between both parties or relevant corporate policies, and/or (ii) his performance of duties couldn’t fulfill people’s commonly expected standard for an employee in a similar work position or entrusted to conduct similar work or corporate basic objectives;

2. Any change of objective circumstances renders Party B’s job or position to no longer exist;

3. Party A has a position for Party B in view of its business operation need or considers a position better suitable for Party B;

4. Party B’s professional/technical capability, physical conditions or working performance doesn’t conform to Party A’s evaluation criteria.

Article 3 Working Hours, Rest and Vacations

(i) Party B will work according to the irregular working hour (please select one: regular working hour/irregular working hour) system.

(ii) Where the regular working hour system is selected, Party A will arrange Party B to work for not more than 8 hours per day (excluding the noon break period) and not more than 40 hours per week on the average; where the special working hour system is exercised after approval, relevant provisions of the State and local government shall be executed.

(iii) Where the regular working hour system is selected, Party B hereby agrees that: Party B can only work overtime as reasonably requested by Party A and upon prior approval of Party A’s relevant department manager.

(iv) Where the irregular working hour system is selected, since the work cannot be measured according to the standard working hours, both parties couldn’t define the overtime, unless it is reasonably requested by Party A and Party B has obtained prior written approval of his immediate supervisor.

(v) In case of one of the following circumstances, Party A shall be entitled to arrange Party B to extend the working hours from time to time:

1. where emergency measures are necessary in the event of natural disaster, accident or other reason that threatens the life and health of employees and the safety of the property;

2. where prompt rush repair is needed in the event of breakdown of production equipment, transportation lines or public facilities that affects production and public interests; and

3. other circumstances as stipulated by laws, administrative rules and regulations.

(vi) If Party A arranges Party B to work overtime, it shall offer deferred time-off or overtime compensation to Party B according to relevant national rules and regulations, unless otherwise specifically provided for by laws and relevant provisions.

(vii) According to Party A’s provisions and China’s pertinent laws and regulations, relevant provisions on vacation, annual paid leave and holidays shall be executed.

Article 4 Labor Remuneration

(i) Party B’s wage and benefits shall be subject to the wage distribution policies, procedures and standards specified by Party A according to law.

(ii) Party B’s wage in the probation period is RMB / ; after the expiry conditions thereof as agreed by both parties are fulfilled, Party B’s wage for normal service in the statutory working hours is RMB56,250; Party A will withhold and remit from the wage the personal income tax and social insurance (or other) expenses payable by Party B according to relevant governing laws and regulations.

(iii) “Wage” as used above means: the amount before withholding and remitting of applicable taxes as well as social insurance (or other) expenses payable by Party B. it covers all subsidies, allowances or other sums, unless Party A’s rules and regulations expressly stipulate that any such sum should be paid outside the definition of “wage”. If Party A implements new wage policies and procedures or adjusts wage levels, it may apply to Party B’s wage.

(iv) Party A will pay Party B’s monthly wage by way of bank transfer at the last day (time) of each month; if it falls on a holiday or weekend, the wage pay day will be the last business day prior to such holiday or weekend.

(v) Method of calculating the monthly wage upon Party B’s employment/resignation: (monthly wage/21.75)×Party B’s number of actual working days that month.

(vi) Wage adjustment shall be subject to the wage adjustment policies legally formulated by Party A or as mutually agreed by both parties. Party B agrees that: Party A shall be entitled to adjust Party B’s wage in case of one of the following circumstances:

1. Party A adjusts the overall wage structure;

2. Party B’s working position is adjusted in view of his working performance or capability;

3. Party B is incompetent for his work or fails to complete the assignments;

4. Party B’s position or job is adjusted according to Party A’s rules and regulations or as mutually agreed and specified by both parties in this contract;

5. Party B breaches the labor disciplines or causes the economic loss of Party A;

6. Conditions of Party A’s business operations change. When Party A encounters the operation difficulty, Party A shall be entitled to distribute the wage according to the minimum wage level without the termination of this contract;

7. Other circumstances.

(vii) Party A may pay to Party B the variable or irregular bonus and incentive and/or other sums according to its compensation policies.

(viii) Except for the social insurance benefits stipulated by laws, Party A may provide to Party B, or alter or terminate, supplementary medical insurance and other forms of insurance according to its policies and operating conditions.

Article 5 Labor Protection, Labor Conditions and Occupational Hazard Protection

(i) Party A shall provide Party B with necessary labor conditions and labor instruments.

(ii) Party A shall provide its employees with labor protection according to relevant laws and regulations of the national and local governments; with respect to any job having the occupational hazards, Party A shall provide the occupational hazard protection according to relevant national laws.

Article 6 Social Insurance and Welfare Benefits

(i) Party A and Party B shall participate in and pay according to law social insurance pursuant to relevant laws and regulations of the national and local governments; Party B shall be obligated to provide Party A with all relevant documents necessary for the social insurance payment.

(ii) Welfare benefits: For details, refer to Party A’s Employee Manual and relevant rules.

Article 7 labor disciplines

(i) Party B confirms that it has known and carefully read Party A’s rules and regulations as well as workplace discipline policies; Party B undertakes to strictly comply with Party A’s rules and regulations as well as workplace discipline policies, and Party A rewards and punishes Party B according to relevant rules and regulations.

(ii) Party A shall be entitled to formulate and modify its rules and regulations as well as labor disciplines according to laws and regulations.

(iii) Party B shall comply with Party A’s workplace discipline policies, which include but not limited to:

1. Party B shall faithfully and completely execute the instructions of his supervisor or company management and/or pursuant to resolutions of the board of directors.

2. Party B shall strictly follow Party A’s attendance check system, and cannot be late for work, leave early or be absent from work. Where he leaves his job without requesting for a leave, it will be treated as absenteeism.

3. Party B agrees to devote all of his energies to perform his job duties during normal working hours or other reasonable time required by corporate business, and can neither conduct anything irrelevant with his work and not arranged by Party A for his personal or third-party benefits during the working hours, nor engage in any affair in conflict with Party A’s interests or anything irrelevant with his job and using corporate resources (including but not limited to machines, devices, documents, etc.); Party B cannot hold any external interests that might be detrimental to Party A’s interests or lower or affect his working performance.

4. Party B cannot commit fraud or cheat, seek for private interest or conduct other illegal acts using his job or position, including but not limited to forging documents, obtaining reimbursement without substantiating evidence or providing false certificates and other relevant information, etc.

5. Party B cannot have fight or violence, stir up trouble or commit theft, fraud, falsification, threat, humiliation or defamation; he cannot disturb the order of work, conduct sexual harassment, alcoholic abuse, drug addiction, gambling, or intentional damage or encroachment of Party A’s property and have other acts in violation of laws or public moral norm and order and good practice.

6. Party B cannot damage Party A’s reputation and interest in any way.

7. Party B cannot disclose Party A’s business secrets, including but not limited to: ① classified information regarding major corporate decisions, such as business operation plans, projects or decisions that have not been implemented, supply and marketing information and customers’ files; ② all kinds of corporate information not made public; ③ corporate financial budget and final budget reports as well as all kinds of financial statements, remuneration and statistical reports; ④ business secrets of the Company and its customers, suppliers, partners, etc.; ⑤ Mis system account and password; ⑥ customer list, contract information, etc.

8. Party B can neither receive from Party A’s clients (including government officials, the same below) and/or suppliers any commission, remuneration or rebate, nor provide to Party A’s clients and/or the supplier’s employees or managers any gift or treatment in excess of Party A’s specified amount limit, nor violate governing laws and regulations regarding job or commercial bribes.

9. Upon the termination of his employent with Party A, Party B shall cooperate with the transition and return to Party A all kinds of documents and properties.

(iv) Handling of Party B for breaching the disciplines:

1. Party A has the right to take disciplinary actions against Party B for his violation of labor disciplines under this contract and other mistakes not expressly included herein, including without limitation written warning, termination of employment contract, indemnification for monetary damages, etc.

2. If Party B has any of the circumstances specified in Article 25 of the Labor Law of the People’s Republic of China or Article 39 of the Labor Contract Law of the People’s Republic of China, Party A shall be entitled to immediately terminate this contract with no payment of any compensation; if Party B’s act incurs any loss to Party A, Party B shall indemnify Party A for such losses.

Any of the following circumstances of Party B during his employment with Party A shall be considered as a “serious violation of the employer’s rules and regulations”:

(1) Party B breaches the “labor disciplines” under paragraphs 3, 4, 5, 6, 7 or 8 of Article 7 Section (iii) hereof;

(2) Party B commits the same violation after receipt of one written warning for a previous disciplinary violation;

(3) Party B is absent from work without reason for not less than 3 days in total during his employment with Party A;

(4) Party B disturbs Party A’s normal order of work;

(5) When an employee terminates his employment with Party A, he refuses to make a transition of the work; or he fails to complete handover as requested by Party A, including but not limited to failing to hand over all kinds of documents and property of Party A;

(6) Other circumstances specified in the Employee Manual.

the following circumstances of Party B during his work with Party A will be considered as “gross neglect of duty, jobbery, causing serious damage to the employer”:

(1) Party B incurs an economic loss to Party A amounting to above RMB 2000 or seriously damages Party A’s reputation.

(2) Party B causes an accident or customer’s serious complaints due to carelessness or neglect of duty.

(3) Party B frequently causes waste products, damages tools and devices, wastes raw materials or energy due to dereliction of duty at work.

3. Where Party B violates the labor disciplines under this contract or the Employee Manual, Party A has the right to investigate Party B; when Party B is subject to any disciplinary investigation or legal investigation, Party A may suspend Party B’s work; during such suspension period, Party A will only pay the wage to Party B according to the local minimum wage level.

Article 8 Alteration of Employment Contract

In case of one of the following circumstances, Party A and Party B shall alter the employment contract and promptly handle the procedure of alteration of contract:

(i) In case of the changes of laws, administrative rules and regulations based on which this contract is entered into, relevant contents in this contract shall be altered.

(ii) By mutual agreement between Party A and Party B, this contract may be altered.

(iii) In case of serious changes of objective circumstances forming the basis of this contract, resulting in the failure to perform this contract, through consultation between both parties, relevant provisions of this contract may be altered.

(iv) When other alteration circumstances stipulated by both parties occur, revelant provisions of this contract shall be altered.

Article 9 Rescission of Employment Contract

(i) This contract may be rescinded by mutual agreement between Party A and Party B.

(ii) Party A may rescind the employment contract pursuant to the provisions of Article 7 herein.

(iii) Party A may rescind this contract with Party B according to Article 36, Article 39, Article 40 or Article 41 of the labor contract Law.

(iv) Party B shall notify in writing Party A of his resignation 30 days (3 days in the probation period) in advance, and shall complete the job handover with Party A, return Party A’s property, and perform other obligations agreed with Party A. Within 15 days after Party A and Party B terminate the employment relationship, Party A shall handle the social insurance formalities for Party B, and Party B shall provide assistance to Party A in completing such transfer formalities; if such social insurance formalities cannot be handled by Party A due to Party B’s reasons, Party B shall bear all liabilities incurred thereby.

(v) Party B may rescind this employment contract with Party A pursuant to Article 38 of the Labor Contract Law.

(vi) When Party B has the legal circumstances where the employment contract cannot be terminated or rescinded, Party A shall execute pertinent laws and regulations.

(vii) Party B understands and agrees that after the employment contract between Party B and Party A is rescinded or terminated, Party B must promptly handle the transfer of file relationship with Party A; otherwise, Party B agrees that Party A shall be entitled to transfer Party B’s files to the district office at the registered permanent residence of Party B recorded on the employee register 15 days after the final workday of Party B.

Party B understands and agrees that if Party B cannot promptly complete the job handover with Party A after rescinding the employment contract with Party A, Party A may suspend the payment of any compensation to Party B (if any).

Article 10 Termination of Employment contract

In case of one of the following circumstances, this contract is terminated:

(i) The effective period of this contract is subject to Article 1 hereof, provided that if any of the circumstances prescribed in Article 45 of the Labor Contract Law applies upon its expiry, this employment contract shall be extended until relevant circumstance ceases to exist, at which point the contract shall terminate. the termination of employment contract resulting from the employee’s loss of capacity, wholly or partially, to work due to occupational disease or work-related injury shall be handled in accordance with relevant national provisions on work-related injury insurance.

(ii) This contract is terminated when other termination circumstances stipulated by laws occur.

Article 11 Renewal of Employment contract

If this contract has a fixed term, one of the following items applies in view of different circumstances:

(i) Within 30 days prior to the expiry of contract term, if both parties have no objection to main provisions of this contract, they will renew the employment contract by signing an addendum to this contract.

(ii) The renewal of employment contract shall be completed not later than 30 days after the expiry of contract term, in which Party B shall cooperate in these efforts.

(iii) If either party objects to any of the main provisions of this contract in writing 30 days before the expiry of the then contract term, and both parties fail to reach a new agreement to resolve such disputed matters and enter into an addendum to reflect such new agreement prior to the expiry of the then contract term, this contract will expire at the expiry date specified in Article 1 Section (i).

(iv) Where a flexible-term employment contract shall be renewed according to legal provisions, this contract will be automatically renewed into a flexible-term employment contract.

Article 12 Party B’s Warranties

(i) At the commencement date, Party B is not employed by any other entity, and its employment by Party A according to this contract doesn’t violate any contract or legal obligations thereof, and it can enter into this contract with full capacity.

(ii) Party B undertakes to promptly submit effective documents to Party A or a personnel placement services company designated by Party A in order to handle the social insurance and public accumulation fund for housing construction; Party B shall be held liable for any damages resulting from any delay to submit same.

(iii) Party B shall undertake that all of personal information, certificates, materials and other documents furnished to Party A are true and effective, and shall bear corresponding liability. In the event that Party B breaches any above warranty, Party A may rescind this contract immediately without paying any compensation.

(iv) Party B undertakes to bear the confidentiality obligations for all business secrets accessed during his employment with Party A, and will not disclose the same either himself or through others.

(v) Others.

Article 13 Default Liabilities

(i) Where Party A or Party B causes any loss to the other party due to violation of this contract, it shall indemnify such other party for the economic loss incurred to such party.

(ii) If Party B fails to notify Party A of rescinding this contract 30 days in advance, Party A shall be entitled to request Party B to continue to perform this contract; in the event of any loss incurred to Party A resulting therefrom, Party A shall be entitled to request Party B to bear the liability for compensation.

(iii) Where Party B receives the specialized technical training of Party A, Party A and Party B shall enter into a Training Agreement. Where Party B violates the provisions thereof regarding the service term, Party B shall reimburse Party A for the training cost paid by Party A as agreed.

(iv) In the event that Party B rescinds the employment contract in violation of the conditions specified herein or breaches his obligation of keeping business secrets specified in this contract, which has caused economic loss to Party A, Party B shall bear the liability for compensation to the extent of the loss.

(v) Party B shall hand over the work to the persons designated by Party A within the period specified by Party A after the rescission of this contract; if Party B refuses to hand over the work and property, which has caused any economic loss to Party A, Party B shall bear the liability for compensation to the extent of the loss; otherwise, Party A may deduct the amount of such loss from Party B’s wage or economic compensation (if any).

Article 14 Confidentiality Obligations and Non Competition

The Confidentiality Agreement shall be executed (For details, see Appendix 3).

Article 15 Settlement of Labor Disputes

Where labor disputes arise, both parties may settle same through consultation. Where consultation fails, the party requesting an arbitration shall file an application for arbitration with the labor dispute arbitration commission in the place in which Party A is located within 60 days following the date on which such labor disputes arose.

Article 16 Miscellaneous

(i) Once being announced to Party B by Party A, Party A’s rules and regulations, policies and provisions, including but not limited to the Employee Manual, Code of Business Conduct and Ethics, will become an appendix to this contract and have legal force with this contract.

(ii) For issues not covered herein, both parties may enter into a supplementary agreement; in case of the discrepancy between the provisions of supplementary agreement and this contract, the supplementary agreement shall prevail; where otherwise stipulated by both parties, the stipulations of both parties shall prevail; in case of contradiction to relevant laws and regulations of the State and local government, relevant laws and regulations shall be executed.

(iii) this contract shall take effect as of the date being signed and sealed by both parties.

(iv) this contract is made in duplicate, Party A and Party B each holding one copy.

(v) Appendices to this contract:

1. Appendix 1: Party B’s Work Contents, job requirement and evaluation criteria descriptions;

2. Appendix 2: probation period Evaluation Form;

3. Appendix 3: Confidentiality Agreement.

[no text below]

Party A (signature): /s/ Guangfu Cui                                                                                       Party B (signature): /s/ Hao Jiang

Date of signature: July 7, 2015                                                                                      Date of signature: July 7, 2015